Exhibit 99.1

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS THIRD QUARTER AND YEAR TO DATE

UNAUDITED 2010 FINANCIAL RESULTS

Company to Hold Conference Call on Tuesday November 16, 2010, at 1:00 PM ET

2010 Third Quarter Financial Highlights

•	Revenue of $29.3 million

•	Operating income of $2.5 million

•	Net income was $6,876, or $0.00 per diluted share

•	EBITDA of $4.1 million

•	Company generated $2.9 million in cash from operations

•	Adjusted EBITDA of $4.4 million

Jacksonville, FL – November 15, 2010 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today reported unaudited financial results for its third quarter and nine-months ended September 30, 2010 (see attached tables).

Third Quarter Financial Review

•

The Company reported revenue of $29.3 million during the quarter, down 3.4% from the prior year period and down 7.5% sequentially from the second quarter of 2010. Excluding the effect of fuel surcharges, revenue decreased by 5.4% from the prior year period and 7.5% from the second quarter of 2010. Revenues were affected by lower charter rates during the period of $0.9 million, compared to $1.6 million in the prior year period, and $0.9 million sequentially from the second quarter of 2010.

•	The Company reported operating income of $2.5 million in the third quarter of 2010, a 40.3% decrease compared to operating income of $4.1 million in the third quarter of 2009.

•	Net income for the third quarter of 2010 was $6,876, or $0.00 per basic and diluted share, compared to $1.7 million, or $0.14 per basic and diluted share, in the prior-year period.

•

EBITDA for the third quarter of 2010 was $4.0 million, a 29.2% decline from $5.7 million in the prior-year period. Adjusted EBITDA, as detailed in the accompanying table, was $4.4 million in the third quarter of 2010.

Nine Month Financial Review

•

The Company reported revenue of $89.8 million during the first nine months of 2010, up 7.4% from the prior year period. Excluding the effect of fuel surcharges, revenue increased by 4.6% from the prior year period.

•	The Company reported operating income of $8.1 million for the first nine months of 2010 compared to operating income of $9.1 million for same period in the prior year.

•

Net income was $0.6 million, or $0.05 per basic and diluted share, for the first nine months of 2010 compared to net income of $1.6 million, or $0.13 per basic and diluted share, for the same period in the prior year.

Trailer Bridge, Inc.	Page 2
November 15, 2010

•

EBITDA for the nine months ended September 30, 2010 was $12.7 million, a 7.7% decline from $13.8 million for the same period in the prior year. Adjusted EBITDA, as detailed in the accompanying table, was $14.1 million for the nine months ended September 30, 2010 compared to $15.9 million for the same period in the prior year.

Ivy Suter, Trailer Bridge’s Chief Executive Officer, said, “We continue to focus on maintaining high asset utilization and reducing costs through operational-excellence initiatives. In doing so, we are well positioned to take advantage of market improvements in Puerto Rico and chartering projects. Our Dominican Republic business remains strong.”

Operational Review

The Company’s deployed vessel capacity utilization during the third quarter was 91.9% southbound and 25.9% northbound, compared to 90.2% and 30.6%, respectively, during the third quarter of 2009, and 100.1% and 29.5%, respectively, sequentially from the second quarter of 2010. Overall volume southbound decreased 8.2% from the second quarter of 2010 and decreased 2.1% from the same quarter last year.

These volume decreases were largely the result of a three-week period in early September in which utilization rates temporarily decreased to approximately 82.9%. Utilization rates rebounded after that period, and continued rising to full utilization into the fourth quarter of 2010. The Company was also affected by lower charter rates during the period for the Company’s three vessels not in liner service.

Financial Position

At September 30, 2010, the Company had cash balances of $13.2 million and working capital of $14.4 million. The Company has no outstanding amount on its $10.0 million revolving credit facility, and, based upon eligible receivables, currently has $7.3 million of availability under this facility. During the nine months ended September 30, 2010, net cash from operating activities was $7.9 million. Trailer Bridge’s net debt to adjusted EBITDA ratio improved to 4.1x at September 30, 2010, from 4.4x at September 30, 2009. The Company and its financial advisor are working towards refinancing its $82.5 million of outstanding public debt due November 2011.

Management Overview

Trailer Bridge reported net cash from operating activities of $7.9 million at September 30, 2010, $2.9 million of which was generated during the 2010 third quarter. At September 30, 2010, the Company’s balance sheet included cash and equivalents of $13.2 million. Trailer Bridge believes that its business model can generate substantial cost advantages over its competitors in the Puerto Rico and Dominican Republic lanes. Trailer Bridge also continues to believe there is potential growth by utilizing its current deployed capacity both in and out of both Puerto Rico and the Dominican Republic.

Conference Call

The Company will then discuss those results in a conference call on Tuesday, November 16, 2010 at 1:00 PM ET.

The dial-in numbers are:

(888) 737-9834 (Domestic)

(706) 643-9215 (International)

The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or go directly to:

http://www.investorcalendar.com/IC/CEPage.asp?ID=161968.

The webcast will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge, Inc.	Page 3
November 15, 2010

About Trailer Bridge, Inc.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of changes in demand for transportation services offered by the Company, changes in rate levels for transportation services offered by the Company, changes in the cost of fuel, unfavorable outcomes from the United States Department of Justice (“DOJ”) investigation and related class actions, economic recessions and severe weather as well as the ability to retain and/or attract the necessary personnel and maintain necessary vendor relationships.

(Tables to Follow)

CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
Ivy Barton Suter		www.theequitygroup.com
Chief Executive Officer		Adam Prior (212) 836-9606
(800) 554 -1589 www.trailerbridge.com

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Trailer Bridge, Inc.	Page 4
November 15, 2010

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
OPERATING REVENUES	$29,287,787	$30,325,952	$89,789,405	$83,567,679
OPERATING EXPENSES:
Salaries, wages, and benefits	3,554,055	4,624,800	11,767,887	13,125,894
Purchased transportation and other rent	7,741,389	6,802,571	22,807,055	18,709,578
Fuel	4,268,648	3,946,011	12,969,122	10,625,906
Operating and maintenance (exclusive of depreciation & dry-docking shown separately below)	6,836,686	6,603,337	20,985,162	18,331,151
Dry-docking	—	53,702	—	709,917
Taxes and licenses	183,231	157,087	498,700	471,868
Insurance and claims	776,395	756,325	2,345,953	2,330,130
Communications and utilities	215,431	152,181	564,975	520,048
Depreciation and amortization	1,556,747	1,554,791	4,649,850	4,668,295
Loss on sale of property & equipment	1,201	8,231	27,398	35,874
Other operating expenses	1,691,974	1,544,781	5,089,746	4,907,396

	26,825,757	26,203,817	81,705,848	74,436,057

OPERATING INCOME	2,462,030	4,122,135	8,083,557	9,131,622

NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,481,159)	(2,576,930)	(7,507,047)	(7,796,229)
Gain on debt extinguishment	—	132,500	—	132,500
Interest income	33,205	11,313	42,127	122,867

INCOME BEFORE (PROVISION) BENEFIT FOR INCOME TAXES	14,076	1,689,018	618,637	1,590,760

(PROVISION) BENEFIT FOR INCOME TAXES	(7,200)	19,424	(21,870)	6,337

NET INCOME	$6,876	$1,708,442	$596,767	$1,597,097

PER SHARE AMOUNTS:

NET INCOME PER SHARE BASIC	$0.00	$0.14	$0.05	$0.13

NET INCOME PER SHARE DILUTED	$0.00	$0.14	$0.05	$0.13

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC	12,027,033	11,915,562	12,028,406	11,880,619

SHARES OUTSTANDING DILUTED	12,046,837	12,236,393	12,099,771	12,028,007

Trailer Bridge, Inc.	Page 5
November 15, 2010

TRAILER BRIDGE, INC.

CONDENSED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,179,202	$10,987,379
Trade receivables, less allowance for doubtful accounts of $679,584 and $441,985	13,468,696	12,814,741
Prepaid and other current assets	2,216,442	2,444,337
Deferred income taxes, net	278,856	278,856

Total current assets	29,143,196	26,525,313

Property and equipment, net	81,893,641	84,891,922
Reserve fund for long-term debt	4,635,960	4,237,385
Other assets	2,175,249	2,862,911

TOTAL ASSETS	$117,848,046	$118,517,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,980,239	$3,088,124
Accrued liabilities	6,359,791	6,458,760
Unearned revenue	549,471	611,147
Current portion of long-term debt	2,874,700	3,874,700

Total current liabilities	14,764,201	14,032,731

Other accrued liabilities	—	55,556
Long-term debt, less current portion	100,712,277	103,170,528

TOTAL LIABILITIES	115,476,478	117,258,815

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value, 1,000,000, shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 12,102,587 and 12,031,707 shares issued; 12,016,781 and 11,992,534 shares outstanding at September 30, 2010 and December 31, 2009, respectively	121,026	120,317
Treasury stock, at cost, 85,806 and 39,173 shares at September 30, 2010 and December 31, 2009, respectively	(317,805)	(156,692)
Additional paid-in capital	54,387,572	53,711,081
Capital deficit	(51,819,225)	(52,415,990)

TOTAL STOCKHOLDERS’ EQUITY	2,371,568	1,258,716

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,848,046	$118,517,531

Trailer Bridge, Inc.	Page 6
November 15, 2010

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30,

(unaudited)

	2010	2009
Operating activities:
Net income	$596,767	$1,597,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,649,850	4,668,295
Amortization of loan costs	681,904	620,176
Non-cash stock compensation expense	678,214	348,382
Provision for doubtful accounts	686,225	758,571
Deferred tax benefit	—	—
Loss on sale of property and equipment	27,398	35,874
Gain on extinguishment of debt	—	(132,500)
Decrease (increase) in:
Trade receivables	(1,340,181)	1,989,283
Prepaid and other current assets	227,895	(554,063)
Other assets	(24,925)	(172,631)
Increase (decrease) in:
Accounts payable	1,892,115	(605,135)
Accrued liabilities	(138,083)	(456,353)
Unearned revenue	(61,676)	333,449

Net cash provided by operating activities	7,875,503	8,430,445

Investing activities:
Purchases of property and equipment	(1,757,322)	(1,735,557)
Proceeds from sale of property and equipment	96,462	48,178
Additions to other assets	(385,999)	—

Net cash used in investing activities	(2,046,859)	(1,687,379)

Financing activities:
(Purchase) reissuance of treasury stock	(161,113)	250,000
Exercise of stock options	(1,013)	(58,596)
Principal payments on notes payable	(3,474,695)	(3,868,146)

Net cash used in financing activities	(3,636,821)	(3,676,742)

Net increase in cash and cash equivalents	2,191,823	3,066,324
Cash and cash equivalents, beginning of the period	10,987,379	7,216,283

Cash and cash equivalents, end of period	$13,179,202	$10,282,607

Supplemental cash flow information:
Cash paid for interest	$5,901,133	$6,201,740

Trailer Bridge, Inc.	Page 7
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TRAILER BRIDGE, INC.

RECONCILIATION OF GAAP NET INCOME, TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION &

AMORTIZATION; AND ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION &

AMORTIZATION (1)

	Three months ended September 30, 2010		Three months ended September 30, 2009		Nine months ended September 30, 2010		Nine months ended September 30, 2009

GAAP, Net income	$6,876		$1,708,442		$596,767		$1,597,097
Net interest expense	2,447,954		2,565,617		7,464,920		7,673,362
Provision (benefit) for income taxes	7,200		(19,424)		21,870		(6,337)
Depreciation and amortization	1,556,747		1,554,791		4,649,850		4,668,295
Gain on extinguishment of debt	—		(132,500)		—		(132,500)

Non-GAAP, EBITDA	$4,018,777		$5,676,926		$12,733,407		$13,799,917

Adjustments:
Stock compensation	226,071		153,537		678,214		348,382
Anti-trust related legal expense	116,513		359,993		641,944		1,052,380
Loss on asset sales	1,201		8,231		27,398		35,874
Dry-docking	—		53,702		—		709,917

Total Adjustments	343,785		575,463		1,347,556		2,146,553

Non-GAAP, Adjusted EBITDA	$4,362,562		$6,252,389		$14,080,963		$15,946,470

Other financial measures:
EBITDA margin	13.7%		18.7%		14.2%		16.5%
Adjusted EBITDA margin	14.9%		20.6%		15.7%		19.1%
Net debt to adjusted EBITDA	4.1	x	4.4	x	4.1	x	4.4	x
Adjusted EBITDA to interest expense	1.8	x	2.4	x	1.9	x	2.0	x

Use of Non-GAAP measures

(1) The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that the presentation of certain non-GAAP measures, i.e., results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on comparisons of operating performance from period to period without the impact of significant special items. Non-GAAP measures are reconciled in the accompanying financial table. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for the Company’s reported GAAP results.

Adjusted EBITDA is calculated by adding back legal expenses associated with the anti-trust litigation, dry-docking, non-cash compensation charges, and loss/gain on asset sales. Adjusted EBITDA was calculated on a twelve month trailing rate for purposes of calculating net debt to adjusted EBITDA. Adjusted EBITDA for the twelve months trailing September 30, 2010 and 2009 was $20,903,033 and $21,063,721, respectively.